Exhibit 10.20
2008 Executive Compensation
The following table sets forth the 2008 increases to base salaries and the 2008 stock option grants for certain executive officers of Volterra Semiconductor Corporation (the “Company”):

Name and Title	2008 Base Salary	Option Grant
Jeff Staszak, President and CEO	$385,000	75,000
Mike Burns, VP and CFO	$230,000	15,000
David Lidsky, VP Design Engineering	$225,000	30,000
Bill Numann, VP Marketing	$235,000	50,000
Craig Teuscher, VP Sales and Appl. Eng	$240,000	40,000
The stock options described above (i) were granted on Feb. 1, 2008 and have an exercise price per share equal to the closing price of the Company’s common stock as reported on the Nasdaq Global Market on January 31, 2008, (ii) were granted pursuant to the Company’s 2004 Equity Incentive Plan, and (iii) shall terminate seven years after the date of grant, or earlier in the event the optionholder’s service to the Company is terminated. Subject to the optionholder’s continued service to the Company, 25% of the shares of common stock subject to such stock options vest on the first anniversary of the date of grant, and the remaining shares vest quarterly over the following three years.
2007 Executive Bonuses
The Compensation Committee determined on January 21, 2008 that no bonus awards shall be granted under the Company’s 2007 Management Bonus Plan. The Compensation Committee did award individual bonuses to Mr. Bill Numann, the Company’s Vice-President of Marketing, and Dr. David Lidsky, the Company’s Vice-President of Design Engineering, of $30,000 each, for their contributions and performance in 2007.